Exhibit 99.1

                                                              [ELITE LETTERHEAD]


FOR IMMEDIATE RELEASE


ELITE LABORATORIES ANNOUNCES AGREEMENT FOR DEVELOPMENT,
MANUFACTURE AND DISTRIBUTION OF A CONTROLLED RELEASE PRODUCT

NORTHVALE, NJ, April 5, 2005; Elite Pharmaceuticals, Inc.(AMEX:ELI) announced the entry into an agreement with a specialty dermatological marketing company, and a boutique formulation development company, for the manufacture and distribution of a controlled release drug product. The product is a generic equivalent to a branded drug with addressable market revenues of approximately $80 million per year.

The agreement provides for (i) the drug development by Elite with costs of development to be shared by Elite and the marketing company, (ii) the manufacture by Elite and its sale to the marketing company for distribution, and
(iii) the boutique development company to be responsible for any requisite submissions to the FDA relating to the product. Elite is to share in the profits generated from the sale of the product.

Bernard Berk, CEO of Elite, said, "We are pleased to initiate this arrangement and are looking forward to developing this controlled release product. This collaboration allows us to capitalize on our collective strengths and to accelerate Elite's development activities."

About Elite Pharmaceuticals
---------------------------

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development of oral, controlled release products. Elite develops controlled release products using proprietary technology and licenses these products. The Company's strategy includes developing generic versions of controlled release drug products with high barriers to entry and assisting partner companies in the life cycle management of products to improve off-patent drug products. Elite's technology is applicable to develop delayed, sustained or targeted release pellets, capsules, tablets, granules and powders. Elite has one product currently being sold commercially and a pipeline of six drug products under development in the therapeutic areas that include pain management, allergy, cardiovascular and infection. The addressable market for Elite's pipeline of products exceeds $2 billion. Elite also has a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for product efficacy and product development, that involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in the Company's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. The Company undertakes no obligation to update any forward-looking statements.


FOR FURTHER INFORMATION, CONTACT:
Dianne Will, Investor Relations for Elite Pharmaceuticals, Inc.
Phone: 518-398-6222  E-Mail: dwill@willstar.net
Website:  www.elitepharma.com